Exhibit 10.1

PATINA OIL & GAS CORPORATION

2005 DEFERRED COMPENSATION PLAN

FOR SELECT EMPLOYEES

Effective January 1, 2005

ARTICLE 1 – INTRODUCTION

1.1 Purpose of the Plan

The Employer has adopted the Plan set forth herein to provide a means by which certain employees may elect to defer receipt of designated percentages or amounts of their Compensation and to provide a means for certain other deferrals of compensation.

1.2 Status of Plan

The Plan is intended to be a “plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

1.3 Section 409A of the Code

The Employer intends that this Plan be construed in accordance with Section 409A of the Code and so as to avoid the imposition of the penalty tax under Section 409A. In the event of any inconsistency between the Plan and Section 409A of the Code, Section 409A shall control.

ARTICLE 2 – DEFINITIONS

Whenever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1 Account means, for each Participant, the account established for his or her benefit under Section 5.1.

2.2 Change of Control has the meaning set forth in the Patina Oil & Gas Corporation Amended and Restated Change in Control Plan, effective as of September 14, 2004 and as amended from time to time, except to the extent that such meaning is inconsistent with Section 409A of the Code in which case the meaning given to such term in Section 409A of the Code shall control.

2.3 Claimant means a participant or beneficiary who has had a claim for benefits denied and who may appeal the denial in accordance with Section 8.4 and 8.5.

2.4 Code means the Internal Revenue Code of 1986, as amended, from time to time. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation with amends, supplements or replaces such section or subsection.

2.5 Compensation means the regular or base salary and bonuses payable by the Employer or an Affiliate to an individual. For purposes of the Plan, Compensation will be determined before giving effect to Elective Deferrals and other salary reduction amounts which are not included in the Participant’s gross income under Section 125, 401(k), 402(h) or 403(b) of the Code.

Subject to the next paragraph which applies solely to bonuses relating to 2004 performance and paid in 2005, for purposes of the Plan, bonuses shall be deemed to have been earned during the Plan Year in which the Employer accrues such bonuses for federal income tax reporting purposes. Under the Employer’s present method of Federal income tax reporting, regular bonuses paid in March of a given year are accrued ratably during the prior year. Regular salary and special bonuses, as designated by the Board of Directors or the Compensation Committee of the Board of Directors of Employer, are included in Compensation at the time paid to the employee. Thus, for example, Compensation for the Plan Year ending December 31, 2006 includes regular salary paid during 2006 and any regular bonus paid during March 2007. As a result an Elective Deferral to defer, say, 10% of a Participant’s 2005 Compensation will result in the deferral hereunder of 10% of the Participant’s 2006 salary and 10% of any regular bonus paid to the Participant in March 2007 (any regular bonus payable in March 2006 would not be affected by an election to defer a portion of 2006 Compensation, since such bonus would be included in 2005 Compensation). Individuals may make separate elections as to the portion of salary and/or bonus that they wish to defer.

Solely for bonuses earned in 2004 and paid in 2005, a conditional election shall be available in 2004 to defer bonuses earned in 2004 and paid in 2005. This bonus deferral election shall be given effect only to the extent permitted by Section 409A of the Code and the rules and regulations thereunder.

2.6 Deemed Asset means an asset, other than the Funds, that a portion of a Participant’s account is deemed to be invested in.

2.7 Disability means a termination of employment as a result of the fact that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can reasonably be expected to result in death or can be expected to last for a continuous period of at least 12 months.

2.8 Effective Date means January 1, 2005.

2.9 Election Form means the participation election form as approved and prescribed by the Plan Administrator.

2.10 Elective Deferral means the portion of Compensation during a Plan Year which is deferred by a Participant under Section 4.1.

2.11 Eligible Employee means, on the Effective Date or on any Entry Date thereafter, those employees of the Employer selected by the Compensation Committee of the Board of Directors of Employer or by such persons as the Compensation Committee may authorize to select employees entitled to participate in the Plan.

2.12 Entry Date means, for each Participant, the date deferrals commence in accordance with Section 4.1.

2.13 Employer means Patina Oil & Gas Corporation, any successor to all or a major portion of its assets or business which assumes the obligation of Employer, and each other entity that is affiliated with the Employer that adopts the Plan with the Consent of the Employer, provided that Patina Oil & Gas Corporation shall have the sole power to amend this Plan and shall be the Plan Administrator if no other person or entity is so serving at any time.

2.14 ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.15 Funds means, for purposes of Sections 5.2 and 7.7, investment funds designated from time to time by the Plan Administrator for the deemed investment of Accounts pursuant to Section 5.2.

2.16 Incentive Contribution means a discretionary additional contribution made by Employer as described in Section 4.3.

2.17 Insolvent means either (1) the Employer is unable to pay its debts as they become due or (2) Employer is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

2.18 Matching Deferral means a deferral for the benefit of a Participant as described in Section 4.2. A Matching Deferral may be made in cash, securities of the Employer or a combination thereof in ratios to be established from time to time by the Board of Directors of the Employer or the Compensation Committee of the Employer.

2.19 Matching Deferral Limitation means, with respect to Elective Deferrals of Compensation for any Plan Year made by any Participant, that portion of such Participant’s base salary during such Plan Year as is determined by the Board of Directors of the Employer or the Compensation Committee of the Employer. The Compensation Committee may change the Matching Deferral Limitation for any Participant or all Participants at any time, provided that the Matching Deferral Limitation applicable to Elective Deferrals of Compensation for any Plan Year made by any Participant may not be reduced unless the Plan Administrator has given written notice of such reduction to the Participant not less than 10 days prior to the commencement of such Plan Year. The foregoing shall not limit the Employer’s rights to decrease the salary or Compensation of, or terminate the employment of, any participant at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Participant’s interest in the Plan.

2.20 Matching Deferral Rate means, with respect to Elective Deferrals of Compensation for any Plan Year made by any Participant, the rate established by the Compensation Committee. Such rate shall stay in place for subsequent Plan Years until changed by the Compensation Committee. The Compensation Committee may change the Matching Deferral Rate for any Participant or all Participants at any time, provided that the Matching Deferral Rate applicable to Elective Deferrals of Compensation for any Plan Year made by any Participant may not be reduced unless the Plan Administrator has given written notice of such reduction to the participant not less than 10 days prior to the commencement of such Plan Year.

2.21 Participant means any individual who participates in the Plan in accordance with Article 3.

2.22 Plan means the Patina Oil & Gas Corporation 2005 Deferred Compensation Plan for Select Employees, as amended from time to time.

2.23 Plan Administrator means the person, persons, or entity designated by the Employer to administer the Plan and to serve as agent for the Employer with respect to the Trust. If no such person or entity is serving as Plan Administrator at any time, the Employer shall be Plan Administrator.

2.24 Plan Year means the 12-month period ending December 31.

2.25 Patina Stock means Patina Oil & Gas Corporation common stock, par value $.01 per share.

2.26 Patina Stock Deferral means the portion of a Participant’s Compensation which is Patina Stock during a Plan Year which is Deferred by a Participant under Section 4.4.

2.27 Patina Stock Election Form means the participation election form for Patina Stock as approved and prescribed by the Plan Administrator.

2.28 Patina Stock Subaccount has the meaning described in Section 5.1.

2.29 Retirement Age means the age of 65. No determination to increase the Retirement Age shall be effective with respect to amounts credited to the Account of a Participant with respect to Plan Years commencing prior to the time of such determination.

2.30 Separation from Service means separation from service with the Employer and all members of its controlled group, and shall be interpreted in accordance with Section 409A of the Code.

2.31 Specified Employee means an Eligible Employee who is a “key employee” within the meaning of Section 409A of the Code.

2.32 Tax Gross-Up Payment means an additional payment to a Participant or his beneficiary paid in the circumstances described in Section 7.10 to compensate for taxes imposed by payment; the payment is determined by multiplying the amount of the payment by the fraction 1/1-MR, where MR is the sum of (1) the Participant’s (or the beneficiary’s) maximum income tax rate under section 1(a) of the Code as of the date of payment and (2) the rates of any other taxes imposed on the Participant (or the beneficiary) with respect to the payment.

2.33 Trust means the rabbi trust or trusts established by the Employer that identifies the Plan as a plan with respect to which assets are to be held by the Trustee. The Trust shall comply with the provisions of Section 409A affecting the Trust.

2.34 Trustee means the trustee or trustees under the Trust.

2.35 Unforeseen Emergency means a severe financial hardship resulting from one or more of the following:

a. a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Section 152(a) of the Code) of the Participant;

b. a loss of the Participant’s property due to casualty; or

c. other similar and extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, as determined by the Committee.

ARTICLE 3 – PARTICIPATION

3.1	Commencement of Participation

Any Eligible Employee who elects to defer part of his or her Compensation in accordance with Section 4.1 or 4.4 shall become a participant in the Plan as of the date such deferrals commence in accordance with Section 4.1 or 4.4. Any individual who is not already a Participant and whose account is credited with an Incentive Contribution shall become a Participant as of the date such amount is credited.

3.2	Continued Participation

A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his or her account.

ARTICLE 4 – DEFERRALS AND INCENTIVE CONTRIBUTIONS

4.1 Elective Deferrals

Any Eligible Employee may elect to defer a percentage or dollar amount of Compensation earned for the next succeeding Plan Year, on such terms as the Plan Administrator may permit, by completing an Election Form and filing it with the Plan Administrator prior to the first day of such succeeding Plan Year (or any such earlier date as the Plan Administrator may prescribe), provided that an Eligible Employee who is a new employee of Employer may, by completing an Election Form and filing it with the Plan Administrator within 30 days after becoming an Eligible Employee, elect to defer a percentage or dollar amount of Compensation earned for the Plan Year in which such employment commences, on such terms as the Plan Administrator may permit, which are earned and payable to the Participant after the date on which the Eligible Employee files the Election Form.

An election to defer a percentage or dollar amount of Compensation for any Plan Year shall apply only to that Plan Year, unless the Participant elects otherwise on the Election Form. An election to defer cannot, however, be modified during a Plan Year.

A Participant’s Compensation shall be reduced in accordance with the Participant’s election hereunder and amounts deferred hereunder shall be paid by the Employer to the Trust as soon as administratively feasible and credited to the Participant’s Accounts as of the date the amounts are received by the Trustee.

4.2 Matching Deferrals

After each payroll period, the Employer shall contribute to the Trust Matching Deferrals equal to the Matching Deferral Rate multiplied by the amount of the Elective Deferrals credited to the Participants’ Accounts for such period under Section 4.1. Each Matching Deferral will be credited as of the date it is received by the Trustee pro rata in accordance with the amount of Elective Deferrals of each Participant which are taken into account in calculating the Matching Deferral. The amount of Matching Contributions credited to the Account of any Participant with respect to Elective Deferrals of Compensation for any Plan Year may not exceed the Matching Deferral Limitation applicable to that Participant for such Plan Year.

Notwithstanding the foregoing or anything in Section 7.1, if the amount of “Employee Deferral Contribution” (as defined in the Employer’s 401(k) Plan) made by a Participant during a Plan Year is less than the maximum amount of Employee Elective Deferrals the Participant is permitted to make to the

Employer’s 401(k) Plan (after taking into account the employer’s contribution allocated to the Participant’s account and any limitations imposed by the 401(k) Plan or the Code), all Matching Deferrals, and any income and gain thereon, credited to the Account of the Participant with respect to Elective Deferrals of Compensation for such Plan Year shall be forfeited and applied as provided in Section 7.7, unless the Plan Administrator, in its sole discretion determines that the failure to contribute such maximum amount to the Employer’s 401(k) Plan is the result of an administrative error by the Employer or other reasons beyond the Control of the Participant.

4.3 Incentive Contributions

In addition to other contributions provided for under the Plan, the Employer may, in its sole discretion, select one or more Eligible Employees to receive an Incentive Contribution to his or her account on such terms as the Employer shall specify at the time it makes the contribution. For example, the Employer may contribute an amount to the Participant’s Account and condition the payment of such amount and accrued earnings thereon upon the Participant’s remaining employed by the Employer for an additional specified period of time. The terms specified by the Employer shall supersede any other provision of this Plan as regards Incentive Contributions and earnings with respect thereto, provided that if the Employer does not specify (a) the terms on which such Incentive Contribution will vest, the Incentive Contribution and earnings thereon will vest in the same manner as Matching Deferrals or (b) a method of distribution, the Incentive Contribution and earnings thereon will be distributed in a manner consistent with the election last made by the Participant prior to the Plan Year in which the Incentive Contribution is made. The Employer, in its discretion, may permit the Participant to designate a distribution schedule for a particular Incentive Contribution provided the designation is made before the Employer finally determines that the Participant will receive the Incentive Contribution.

4.4 Patina Stock Deferral

At the discretion of the Compensation Committee, an Eligible Employee may elect to defer a percentage or number of shares of a grant of Patina Stock, on such terms as the Plan Administrator may permit, by completing a Patina Stock Election Form and filing it with the Plan Administrator prior to the year in which the grant of Patina Stock is earned and paid. Deferrals of gain on Patina Stock options are permitted under the Plan only to the extent permitted by Section 409A.

Any election to defer a percentage or number of shares of Patina Stock shall apply only to that grant of Patina Stock, unless the Participant elects otherwise on the Patina Stock Election Form. Any such deferral shall be entered by the Plan Administrator as credited to the Patina Stock Subaccount for that Participant.

ARTICLE 5 – ACCOUNTS

5.1 Accounts

The Plan Administrator shall establish an Account for each Participant reflecting Elective Deferrals, Matching Deferrals, Incentive Contributions, and Patina Stock Deferrals made for the Participant’s benefit together with any adjustments in income, gain or loss and any payments from the Account. To the extent any amounts credited to a Participant’s Account in the Amended & Restated Patina Oil & Gas Corporation Deferred Compensation Plan for Select Employees (the “Existing Plan”) are unvested as of the Effective Date of this Plan and therefore subject to the provisions of Section 409A of the Code, the Plan Administrator shall be permitted to transfer to this Plan all such unvested amounts and credit such amounts to such Participant’s Account under this Plan to be treated pursuant to the terms of this Plan, and upon such transfer, such Participant’s Account in the Existing Plan shall not be credited with or otherwise reflect any amount so transferred and credited to this Plan. The Plan Administrator may establish sub-accounts for each Participant that has more than one election in effect under Section 7.1 and such other subaccounts as are necessary for the proper administration of the Plan; provided, however, each Participant that has deferred Patina Stock shall be deferred into one or more separate subaccounts (where each subaccount shall be a “Patina Stock Subaccount”). As of the last business day of each calendar quarter, the Plan Administrator shall provide the Participant with a statement of his or her Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals and distributions of such Account since the prior statement.

5.2 Investments

a. Each Participant shall designate, in accordance with the procedures established from time to time by the Plan Administrator, the manner in which the amounts allocated to his or her Account shall be deemed to be invested from among the Funds made available from time to time for such purpose by the Plan Administrator. Such Participant may designate one of such Funds for the deemed investment of all the amounts allocated to his or her account or such Participant may split the deemed investment of the amounts allocated to his or her Account between such Funds in such increments as the Plan Administrator may prescribe. If a Participant fails to make a proper designation, then his or her Account shall be deemed to be invested in the Fund or Funds designated by the Plan Administrator from time to time in a uniform and nondiscriminatory manner.

b. A Participant may change his or her deemed investment designation for future amounts to be allocated to such Participant’s Account. Any such change shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such changes may be limited by the Plan Administrator.

c. A Participant may elect to convert his or her deemed investment designation with respect to the amounts already allocated to such Participant’s Account. Any such conversion shall be made in accordance with the procedures established by the Plan Administrator, and the frequency of such conversions may be limited by the Plan Administrator.

d. The preceding provisions of the Section 5.2 notwithstanding, the Plan Administrator may, in its sole discretion, permit a Participant to designate that all or a portion of his or her Account (with such portion to be determined by the Plan Administrator) shall be deemed to be invested in assets other than the Funds including, but not limited to, securities issued by the Employer; provided, however, that in no event may a Participant designate to have any portion of the Patina Stock Subaccount which has not yet become vested allocated to any other fund or assets. If a portion of a Participant’s Account is deemed to be invested in a Deemed Asset, then such Participant may at any time request, in accordance with the procedures prescribed by the Plan Administrator, that such deemed investment in such Deemed Asset be converted into a deemed investment in one or more of the Funds; provided, however, that if the Deemed Asset is an asset actually held by the Trust at the time such conversion request is made, then such conversion shall be permitted only at the times and to the extent that such Deemed Asset may be sold or otherwise disposed of by the Trustee in compliance with all applicable laws. The Accounts that are deemed to be invested in a Deemed Asset shall be reduced by the aggregate amount of the costs and expenses incurred by the Plan, the Employer, the Plan Administrator, the Trust, and/or the Trustee in connection with such Deemed Asset, including, without limitation, the costs and expenses associated with the acquisition, maintenance, and sale or exchange of such Deemed Asset.

e. The Plan Administrator shall forward to the Record Keeper all designations and changes thereto made by any Participant with respect to the manner in which the amounts allocated to his or her Account shall be deemed to be invested from among the Funds or in a Deemed Asset. All assets of the Trust shall be invested in the Funds or Deemed Assets as directed by the Plan Administrator, on behalf of the Participant, in the Plan Administrator’s sole discretion.

f. All deemed investments under the Plan shall be valued at the times and in the manner determined by the Trustee in its sole discretion. None of the Plan, the Employer, the Plan Administrator, the Trust, or the Trustee shall be responsible or liable for any loss resulting from (1) a Participant’s exercise of any control or discretion over the deemed investment or his or her Account and/or (2) any actions taken by the Plan Administrator and the Trustee pursuant to this Section 5.2.

ARTICLE 6 – VESTING

6.1 General

A Participant shall immediately vest in (i.e., shall have a nonforfeitable right to) all Elective Deferrals, and to all income and gain attributable thereto, credited to his or her Account. Subject to earlier vesting in accordance with this Article 6, a Participant shall become vested in the portion of his or her Account attributable to Matching Deferrals made with respect to Elective Deferrals of Compensation for a given Plan Year as follows:

(a)	33-1/3% at the end of the Plan Year with respect to which the Matching Deferrals are made;

(b)	33-1/3% at the end of the first Plan Year following the Plan Year with respect to which the Matching Deferrals are made; and

(c)	33-1/3% at the end of the second Plan Year with respect to which the Matching Deferrals are made.

Any portion of a Participant’s Account that has not vested on the date that a Participant’s employment with Employer terminates shall, except as provided in this Article 6, be forfeited and applied as provided in Section 7.7.

6.2 Patina Stock Subaccounts

a. If the Plan Administrator, in its sole discretion, permits a Participant to designate all or a portion of his or her Account to be deemed to be invested in securities of the Employer pursuant to Section 5.2 of this Plan, such securities in the Patina Stock Subaccount will be subject to the terms of this Plan that are applicable to the Funds and Deemed Assets for the calendar year applicable thereto.

b. For any deferral of securities of the Employer made by a Participant pursuant to Section 4.4 of this Plan, such securities will vest on such terms as the Plan Administrator may permit.

c. If all or any portion of the Matching Deferrals made pursuant to Section 4.2 consists of securities of the Employer, that Patina Stock Subaccount will become vested pursuant to the terms of Section 6.1.

6.3 Change of Control

A Participant shall become fully vested in his or her account, and the Patina Stock Subaccount, if any, immediately prior to a Change of Control of the Employer.

6.4 Death, Retirement or Disability

A Participant shall become fully vested in his or her Account (including the Patina Stock Subaccount) immediately prior to termination of the Participant’s employment by reason of Participant’s death, retirement at or after the attainment of the Retirement Age or Disability. Whether a Participant’s termination of employment is by reason of Participant’s Disability or retirement shall be determined by the Plan Administrator in its sole discretion.

6.5 Discretionary Vesting

The Employer may, in its sole discretion, accelerate the vesting of all or any portion of the Accounts, and/or the Patina Stock Subaccounts, of any Participant or all Participants.

6.6 Insolvency

A Participant shall become fully vested in his or her Account immediately prior to the Employer’s becoming Insolvent, in which case the Participant will have the same rights as a general creditor of the Employer with respect to his or her Account Balance. This Section 6.6 shall apply only to the extent permitted by Section 409A of the Code.

ARTICLE 7 – PAYMENTS

7.1 Election as to Time and Form of Payment

Time of Payment. A Participant shall elect the date or age at which the Elective Deferrals and vested Matching Deferrals (including any earnings attributable thereto) will commence to be paid to the Participant. If a Participant does not indicate a time of payment, the Participant shall be deemed to have elected to have payment commence as of the month following the Participant’s attainment of Retirement Age

In the case of amounts paid to Specified Employees, payment shall not commence until six months after the Specified Employee’s Separation From Service for reasons other than death or Disability to the extent required by Section 409A.

Form of Payment. The Participant shall also elect thereon for payments to be paid in either:

a. a single lump-sum payment; or

b. annual or monthly installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of his or her Account immediately prior to the installment divided by the number of installments remaining to be paid.

Subsequent Elections. Each such election will be effective for the Plan Year for which it is made and succeeding Plan Years, unless changed by the Participant in accordance with the terms of the Plan. Except as provided below, any change will be effective for Elective Deferrals and Matching Deferrals made after January 1, 2005.

A Participant may change the date and form of payment by filing with the Plan Administrator a new form specifying a new date of commencement and/or form of benefit, provided that the request is made at least 12 months prior to the date that would have been the payment or commencement of payment date for the deferral election and the change must delay the payment or commencement of payment by at least five years. In no case will a Participant be permitted to accelerate the payment of benefits under the Plan, except as permitted by regulations under Code Section 409A. A change to the date or form will not take effect until 12 months after it is made.

7.2 Termination of Employment/Separation from Service

Unless the Plan Administrator, in its sole discretion, determines otherwise, upon a Participant’s Separation from Service for any reason other than death, Disability and retirement after attainment of the Retirement Age, the vested portion of the Participant’s Account shall be paid to the Participant in a single lump sum as soon as practicable following the date of such termination, except that, to the extent required by Section 409A, payment to Specified Employees shall not commence until six months after the Specified Employee’s Separation From Service. If the Plan Administrator does determine not to make a lump sum payment to a Participant under this Section, the Plan Administrator may, in its sole discretion, determine to pay the vested portion of such Participant’s Account in a single lump sum at any time thereafter.

7.3 Disability

If the Participant’s employment terminates by the reason of the Participant’s Disability, the amounts credited to a Participant’s Account with respect to any Plan Year shall be paid out in accordance with the election made in accordance with Section 7.1 unless the Participant shall have elected in such Election Form to receive payment of the remaining balance of such amounts in one lump sum if his or her employment terminates by reason of Disability.

7.4 Death

If a Participant dies prior to the complete distribution of his or her Account, the balance of the Account shall be paid as soon as practicable to the Participant’s designated beneficiary or beneficiaries, in the form elected by the Participant under either of the following options:

a. a single lump-sum payment; or

b. annual or monthly installments over a period elected by the Participant up to 10 years, the amount of each installment to equal the balance of the Account immediately prior to the installment divided by the number of installments remaining to be paid.

Beneficiary. Any designation of beneficiary and form of payment to such beneficiary shall be made by the Participant on an Election Form filed with the Plan Administrator and may be changed by the Participant at any time by filing another Election Form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse or, if none, to his or her issue per stirpes, in a single payment. If no spouse or issue survives the Participant, payment shall be made in a single lump sum to the Participant’s estate.

7.5 Unforeseen Emergency

If a Participant suffers an Unforeseen Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the vested portion of his or her Account which the Plan Administrator determines is necessary to satisfy the emergency need (including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution) after taking into account reimbursement from insurance and liquidation of the participant’s available assets. A Participant requesting an emergency payment shall apply for the payment in writing in a form approved by the Plan Administrator and shall provide such additional information as the Plan Administrator may require.

7.6 In-Service Withdrawals

In-service withdrawals are not permitted except to the extent provided in Section 7.5.

7.7 Forfeiture of Non-vested Amounts

To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under Section 7.1, such amounts shall be forfeited and shall, at the option of the Employer, either be paid to the Employer or used to satisfy the Employer’s obligation to make contributions to the Trust under the Plan.

7.8 Taxes

All federal or state taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld. If a Participant is assessed federal, state or local income taxes by reason of, and computed on the basis of, his or her undistributed deferred Compensation or undistributed interest accrued on his or her Account, the Participant shall notify the Plan Administrator in writing of such assessment and there shall be distributed from the Participant’s Account deferred Compensation or accrued interest in an amount equal to such tax assessment, together with any interest due and penalties assessed thereupon within 30 days following such notice; provided however, that if the Plan Administrator determines that such assessment is improper, it may request that the Participant contest the assessment, at the expense of the Employer (which expense shall include all costs of appeal and litigation, including legal and accounting fees, and any additional interest and penalties assessed on the deficiency from and after the date of the Participant’s notice to the Plan Administrator); and during the period such contest is pending, the sums otherwise distributable pursuant to this Article 7 shall not be distributed. Distributions under this Section 7.8 shall be made only to the extent permitted by Section 409A of the Code.

7.9 Form of Distributions (Cash or In-Kind or Both)

The Plan Administrator shall determine in its sole discretion the extent to which any distribution under the Plan (whether payable in a single lump sum or installments) shall be paid in cash, in kind, or both in cash and in kind. Without limiting the scope of the Plan Administrator’s discretion pursuant to the preceding sentence, the Plan Administrator may in its sole discretion direct that all or any portion of a Participant’s Account be distributed in kind to such Participant’s designated beneficiaries based upon the Funds and/or assets in which such Account is deemed to be invested pursuant to Section 5.2 immediately prior to the date of such distribution. No Participant or beneficiary of a Participant shall have the right to demand a distribution in cash, in kind, or any combination thereof.

7.10 Tax Gross-Up Payments

If, as a result of (a) a Participant’s termination of employment other than for cause in connection with a Change of Control, (b) the Employer’s amendment of the Plan in connection with a Change of Control or (c) the Employer’s termination of the Plan pursuant to Section 9.2 in connection with a Change of Control, all or a portion of a Participant’s Account is paid prior to the date the Participant had otherwise elected for such payment under the Plan without the consent of such Participant (or his beneficiary), the Employer shall pay an additional payment a Tax Gross-up Payment to the Participant (or his beneficiary) to compensate such Participant (or his beneficiary) for the taxes imposed with respect to the payment. As used in this Section, the term ‘cause’ shall mean the Participant’s gross negligence or willful misconduct in performance of the duties of the Participant’s employment, or the Participant’s final conviction of a felony or of a misdemeanor involving moral turpitude.

ARTICLE 8 – ADMINISTRATIVE PROCEDURES AND DISPUTE RESOLUTION

8.1 Administrative Authority

The Plan Administrator shall have discretionary authority to perform all functions necessary or appropriate to the operation of the Plan, including without limitation authority to (a) construe and interpret the provisions of the Plan document and any related instrument and determine any question arising under the Plan document or related instrument, or in connection with the administration or operation thereof; (b) determine in its sole discretion all facts and relevant considerations affecting the eligibility of any Employee or Director to be or become a Participant; (c) decide eligibility for, and the amount of, benefits for any Participant or beneficiary; (d) authorize and direct all disbursements under the Plan; and (e) employ and engage such persons, counsel and agents to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan. The Employer shall be the “administrator” as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code.

8.2 Expenses

All reasonable expenses that are necessary to operate and administer the Plan shall be paid directly by the Employer. Such costs shall include fees or expenses arising from the retention of any attorneys, accountants, actuaries, consultants or recordkeepers required by the Plan Administrator to discharge its duties under the Plan. Nothing herein shall require the Employer to pay or reimburse any person for any cost, liability, loss, fee or expense incurred by such person in any dispute with the Employer; nor may any person reimburse himself, herself or itself from any Plan contributions or from the principal or income of investment or funding vehicle for the Plan for any such cost, liability, loss, fee or expense.

8.3 Insurance

The Employer may, but need not, obtain liability insurance to protect its directors, officers, employees or representatives against loss in the discharge of their responsibility in the operation of the Plan.

8.4 Claims Procedure

(a) A claim for benefits shall be considered filed only when actually received by the Plan Administrator.

(b) Any time a claim for benefits is wholly or partially denied, the Claimant shall be given written notice of such denial within 30 days after the claim is filed, unless special circumstances require an extension of time for processing the claim. If there is an extension, the Claimant shall be notified of the extension and the reason for the extension within the initial 30 day period. The extension shall expire within 60 days after the claim is filed. Such notice will indicate the reason for denial, the pertinent provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure set forth herein, and a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary.

8.5 Appeal Procedures

(a) Any person who has had a claim for benefits denied by the Plan Administrator, or is otherwise adversely affected by the action or inaction of the Plan Administrator, shall have the right to request review by the Plan Administrator. Such request must be in writing, and must be received by the Plan Administrator within 60 days after such person receives notice of the Plan Administrator’s action. If written request for review is not made within such 60-day period, the Claimant shall forfeit his or her right to review. The Claimant or a duly authorized representative of the Claimant may review all pertinent documents and submit issues and comments in writing.

(b) The Plan Administrator shall then review the claim. The Plan Administrator may issue a written decision reaffirming, modifying or setting aside its former action within 30 days after receipt of the written request for review, or 60 days if special circumstances require an extension. The Claimant shall be notified in writing of any such extension within 30 days following the request for review. An original or copy of the decision shall be furnished to the Claimant. The decision shall set forth the reasons and pertinent plan provisions or relevant laws on which the decision rests. The decision shall be final and binding upon the Claimant and the Plan Administrator and all other persons having or claiming to have an interest in the Plan or in any Account established under the Plan.

8.6 Arbitration

(a) Any Participant’s or beneficiary’s claim remaining unresolved after exhaustion of the procedures in Section 8.4 and 8.5 (and to the extent permitted by law any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Employer’s principal place of business at the time of the arbitration, in accordance with the Employment Claims Rules of the American Arbitration Association. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be borne equally by the parties.

(b) Except as otherwise specifically provided in this Plan, the provisions of this Section 8.6 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator who hears or decides any claim under the Plan shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim that is subject to arbitration pursuant to this Section 8.6. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

(c) The Plan and the Employer will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Employer, no Participant or beneficiary or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding all relevant statutes of limitation shall apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

8.7 Notices

Any notice from the Plan Administrator to an Employee, Participant or beneficiary regarding this Plan may be addressed to the last known residence of said person as indicated in the records of the Employer. Any notice to, or any service of process upon, the Employer or the Plan Administrator with respect to this Plan may be addressed as follows:

PLAN ADMINISTRATOR

Patina Oil & Gas Corporation

1625 Broadway Suite 2000

Denver, Colorado 80202

8.8 Indemnification

To the extent permitted by law, the Employer shall, and hereby does, indemnify and hold harmless any director, officer or employee of the Employer who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages, or liabilities (including attorneys’ fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission or decision with respect to the Plan, so long as such duty, act, omission, or decision does not involve gross negligence or willful misconduct on the part of such director, officer or employee. Any individual so indemnified shall, within 30 days after receipt of notice of any action, suit or proceeding, notify the Employer and offer in writing to the Employer the opportunity, at the Employer’s expense, to handle and defend such action, suit or proceeding, and the Employer shall have the right, but not the obligation, to conduct the defense in any such action, suit or proceeding. Any individual’s failure to give the Employer such notice and opportunity shall relieve the Employer of any liability to said individual under this Section 8.8. The Employer may satisfy its obligations under this provision (in whole or in part) by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Employer to the individual under this indemnification.

ARTICLE 9 – AMENDMENT AND TERMINATION

9.1 Amendments

The Employer, upon action of its Board of Directors or an authorized committee thereof, shall have the right to amend the Plan from time to time, subject to Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer.

9.2 Termination of Plan

This Plan is strictly a voluntary undertaking on the part of the Employer and shall not be deemed to constitute a contract between the Employer and any Eligible Employee (or any other employee) or a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee). The Employer reserves the right to terminate the plan at any time, subject to the approval of the Board of Directors and Section 9.3, by an instrument in writing which has been executed on the Employer’s behalf by its duly authorized officer. Upon termination, the Employer may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts. For purposes of the preceding sentence, in the event the Employer chooses to implement clause (b), the Account balances of all Participants who are in the employ of the Employer at the time the Trustee is directed to pay such balances shall become fully vested and nonforfeitable. After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Trust attributable to Participants who terminated employment with the Employer prior to termination of the Plan who were not fully vested in their Accounts under Article 6 at this time, shall be returned to their Employer. Notwithstanding the foregoing, distributions at the time of the termination of the Plan shall be permitted only to the extent permitted under Section 409A.

9.3 Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination. In addition, no amendment, modification or termination of the Plan made subsequent to a Change in Control will, without consent of the Participant or beneficiary, affect the right of a Participant or beneficiary with respect to his or her Account as of the day prior to the date of the amendment, modification or termination. Such Account will continue to be subject to and governed by the terms of the Plan as set forth in the Plan document on the day prior to the date of the amendment, modification or termination. In addition, subsequent to a Change in Control, no change may be made to the investment options that were available to Participants and beneficiaries under Section 5.2 of the Plan on the day prior to the Change in Control, unless consent of the Participants and beneficiaries has been obtained. Notwithstanding the foregoing, subsequent to a Change in Control, the Employer may distribute the entire value of all Accounts in lump sum payments to all Participants and beneficiaries, in accordance with Section 7.10.

ARTICLE 10 – MISCELLANEOUS

10.1	No Funding

The Plan constitutes a mere promise by the Employer to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employer. Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of the Employer or of any other person. In all events, it is the intent of the Employer that the Plan be treated as unfunded for tax purposes and for purposes of Title 1 of ERISA.

10.2 Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

10.3 Limitation of Participants’ Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of the Employer, or interfere in any way with the right of the Employer to terminate the employment of a participant in the Plan any time, with or without cause.

10.4 Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Employer or the Trustee or any action authorized by or taken at the direction of the Plan Administrator, the Employer or the Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

10.5 Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employer, the Plan Administrator and the Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason or physical or mental disability (including minority) to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employer or the Trustee to follow the application of such funds.

10.6 Plan Does Not Affect Employment Rights

The Plan does not provide any employment rights to any Eligible Employee or Participant. The Employer expressly reserves the right to discharge an Employee or to increase or decrease the salary or Compensation of an Employee at any time, with or without cause and with or without prior notice, without regard to the effect such discharge would have on the Employee’s interest in the Plan.

10.7 Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the state of Colorado.

10.8 Severability

If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

10.9 Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

PATINA OIL & GAS CORPORATION,
a Delaware Corporation

By:	/S/ DAVID J. KORNDER
David J. Kornder
Executive Vice President and
Chief Financial Officer

Date:	December 30, 2004